EXHIBIT 10.5

SemGroup Corporation
Equity Incentive Plan
PERFORMANCE SHARE UNIT AWARD AGREEMENT
Pursuant to your Performance Share Unit Award Notice (the “Award Notice”) and this Performance Share Unit Award Agreement (this “Agreement”), SemGroup Corporation (the “Company”) has granted to you performance share units indicated in your Award Notice in accordance with the following:
R E C I T A L S:
WHEREAS, the Company has adopted the SemGroup Corporation Equity Incentive Plan (the “Plan”), and, pursuant to and in accordance with the Plan, has approved performance-based awards granted under the Plan which are reflected in relevant part in this Agreement, which Plan, as may be amended from time to time, is incorporated herein by reference and made a part of this Agreement. Capitalized terms not otherwise defined herein shall have the same meanings as ascribed to them in the Plan; and
WHEREAS, the Committee has determined that it would be in the best interests of the Company and its stockholders to grant the performance share units (“Performance Share Units” or “PSUs”) provided for herein to the Participant pursuant to the Plan and the terms set forth herein, each PSU representing the right to receive one Share (“Performance Share”) upon achievement of the goals and satisfaction of the other terms and conditions set forth herein.
NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:
1.Target Award Grant. Subject to the terms and conditions of the Plan, this Agreement and the Award Notice, the Company hereby grants to the Participant PSUs (the “Target Award”). Thirty percent (30%) of the Target Award will vest and become payable as an equal number of Performance Shares based on the Company’s achievement of the Target Goal with respect to the Total Shareholder Return (“TSR”) component of the Target Award (the “TSR Target Award”) as of the end of the applicable Performance Period, all as more fully described below. The remaining seventy percent (70%) of the Target Award will vest and become payable as an equal number of Performance Shares based on the Company’s achievement of the Target Goal with respect to the Cash Available for Distributions Per Share (“CAFD”) component of the Target Award (the “CAFD Target Award”) as of the end of the applicable Performance Period, all as more fully described below. The Participant may earn up to two hundred percent (200%) of the Target Award if the Company achieves the Maximum Goal established by the Committee for both the TSR and the CAFD components of the Target Award. Notwithstanding anything to the contrary, except as provided in Section 4(b) hereof, all PSUs shall be forfeited (whether vested or unvested) and no Performance Shares shall be issued under this Agreement, if the Committee does not certify in writing that the Company has achieved a

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Performance Goal pursuant to Section 3 hereof. PSUs shall be subject to vesting and become nonforfeitable in accordance with Section 4 and Section 5 hereof.

2.Payment of Awards; Certificates/Book Entry.

(a)Payment. Except for PSUs that vest upon an involuntary termination without Cause as provided in Section 4(b)(i) hereof or upon a Change of Control as provided in Section 4(b)(ii), Section 4(c) or Section 4(d) hereof, on or before ______________, the Company shall deliver one or more certificates representing Performance Shares or confirmation of the issuance of such Performance Shares through book entry procedures for PSUs that have vested pursuant to Section 4 and Section 5 hereof to the Participant. The Company shall deliver certificates for Performance Shares or confirmation of the issuance of such Performance Shares through book entry procedures representing PSUs that vest due to an involuntary termination without Cause pursuant to Section 4(b)(i) hereof within sixty (60) days of such involuntary termination without Cause. The Company shall deliver certificates for Performance Shares or confirmation of the issuance of such Performance Shares through book entry procedures representing PSUs that vest due to a Change of Control pursuant to Section 4(b)(ii), Section 4(c) or Section 4(d) hereof to the Participant on the sixtieth (60th) day following the Change of Control.

(b)Certificates/Book Entry. A certificate or certificates representing Performance Shares or confirmation of the issuance of such Performance Shares through book entry procedures shall be issued by the Company and registered in the name of the Participant on the stock transfer books of the Company as payment to the Participant of Performance Shares issuable hereunder. Each certificate or book entry representing Performance Shares issued under this Agreement shall bear such legends or be subject to such stop transfer orders or other restrictions, if any, that the Company determines in accordance with Section 8 hereof.

3.Certification of Achievement of Performance Goal. The Committee shall (a) determine whether the Company has achieved one of the Performance Goals for the period beginning _____________, and ending _____________ (the “Three-Year Performance Period”), or the date of a Change of Control (the “COC Performance Period”) (collectively the “Performance Period”) which determination shall be made on an objective and nondiscretionary basis by the Committee based on the Company’s audited financial statements and (b) certify in writing that a Performance Goal has been attained within the period prescribed by the Committee (the “Certification Date”). For purposes of clarification, no certification is required with respect to an involuntary termination without Cause under Section 4(b)(i) hereof.

4.Vesting of PSUs.

(a)Achievement of Three-Year Performance Goals. Subject to Section 5(d) hereof, if (i) the Participant remains employed by the Company on the Certification Date and (ii) the Committee determines and certifies in writing in

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accordance with Section 3 hereof that the Company has achieved a Three-Year Performance Goal for the Three-Year Performance Period as described in Section 5 hereof, that number of PSUs determined under Section 5 hereof will vest and become nonforfeitable as of the final date of the Three-Year Performance Period and be paid in accordance with Section 2 hereof.

(b)	Involuntary Termination; Change of Control.

(i) Involuntary Termination without Cause. If the Participant’s Service continues for not less than twelve (12) consecutive months during the Three-Year Performance Period and the Participant’s Service is involuntarily terminated by the Company without Cause prior to the end of the Three-Year Performance Period, then the number of PSUs that vest and become nonforfeitable is the number of PSUs determined under Section 5 hereof as if the Company had achieved the Target Goal.
(ii) Change of Control. If the Company experiences a Change of Control during the Three-Year Performance Period while the Participant’s Service is continuing, then the number of PSUs that vest and become nonforfeitable is the number of PSUs determined under Section 5 hereof with respect to the Company’s actual achievement of a Performance Goal, determined as of the end of the COC Performance Period, and such achievement has been certified in writing by the Committee in accordance with Section 3 hereof.
(c)Death or Disability. If the Participant dies or becomes Disabled prior to the end of the Three-Year Performance Period and the Committee determines and certifies in accordance with Section 3 hereof that the Company has met a Performance Goal as described under Section 5 hereof, a pro rata number of PSUs will vest and be paid to the Participant or, in the case of death, to the Participant’s beneficiary, at the time and in the manner set forth in Section 2 and Section 3 hereof, such pro rata number to be determined by multiplying the total number of PSUs that vest in accordance with Section 4(a) and Section 5 hereof times a fraction the numerator of which is equal to the number of the full and partial days of consecutive Service by the Participant during the Three-Year Performance Period prior to such death or Disability and the denominator of which is 1,095. Notwithstanding the foregoing, if following the Participant’s death or Disability, a Change of Control occurs during the Three-Year Performance Period, the number of PSUs that will vest and be paid to the Participant, or in the case of death, to the Participant’s beneficiary, shall equal the number of PSUs that vest and become nonforfeitable under Section 4(b) hereof.

(d)Retirement. If (i) the Participant’s Service continues for not less than twelve (12) consecutive months during the Three-Year Performance Period, (ii) the

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Participant’s Service terminates prior to the end of the Performance Period due to the Participant’s Retirement (as defined below) and (iii) and the Committee determines and certifies in accordance with Section 3 hereof that the Company has met a Performance Goal for the Three-Year Performance Period as described under Section 5 hereof, a pro rata number of PSUs will vest and be paid to the Participant in the manner set forth in Section 2 and Section 3 hereof, such pro rata number to be determined by multiplying the total number of PSUs that vest in accordance with Section 4(a) and Section 5 hereof times a fraction the numerator of which is equal to the number of full and partial days of consecutive Service by the Participant during the Three-Year Performance Period prior to such Retirement and the denominator of which is 1,095. Notwithstanding the foregoing, if (x) prior to the Participant’s Retirement, the Participant had not less than twelve (12) consecutive months of Service and (y) following the Participant’s Retirement, a Change of Control occurs during the Three-Year Performance Period, then the number of PSUs that will vest and become nonforfeitable shall equal the number of PSUs that vest and become nonforfeitable under Section 4(b) hereof.

(e)Termination of Service. If the Participant’s Service is terminated prior to the end of the Three-Year Performance Period for any reason, other than as described in Section 4(b), Section 4(c) or Section 4(d) hereof, all PSUs granted hereunder shall be forfeited by the Participant without any consideration.

(f)Forfeiture and Cancellation of PSUs. Any PSUs that remain unvested after the earlier of (i) the Certification Date or (ii) a Change of Control, shall be forfeited and cancelled.

5.Performance Metrics and Goals.

(a)TSR. Vesting and payment of the TSR Target Award shall be subject to achievement by the Company as of the last trading day prior to the end of the applicable Performance Period of the TSR Target Goal, as defined and calculated in accordance with Section 11 hereof, according to the following table:

TSR Performance Goal	Rank of Company TSR Achievement Level Relative to Peer Group	Percentage of TSR Target Award Vesting
Threshold Goal	Not less than the 25th percentile	50%
Target Goal	Not less than the 50th percentile	100%
Maximum Goal	Not less than the 75th percentile	200%
The number of PSUs that will vest if the Committee determines and certifies the Company’s achievement of a TSR performance level between TSR Performance Goals will be determined by linear interpolation.
(b)Determination of Percentile Ranking. The Company’s percentile ranking relative to members of the Peer Group is determined by listing the Company and members of the Peer Group from highest to lowest TSR achieved by the respective

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company and counting down from the company with the highest TSR to the Company’s position within such list.

(c)CAFD. Vesting and payment of the CAFD Target Award shall be subject to achievement by the Company as of the last trading day prior to the end of the applicable Performance Period of a Performance Goal with respect to CAFD, as defined and calculated in accordance with Section 11 hereof, according to the following table:

CAFD Performance Goal	CAFD Achievement Level	Percentage of CAFD Target Award Vesting
Threshold Goal	$_____	50%
Target Goal	$_____	100%
Maximum Goal	$_____	200%
The number of PSUs that will vest if the Committee determines and certifies the Company’s achievement of a CAFD performance level between CAFD Performance Goals will be determined by linear interpolation.
(d)Discretion. The Committee retains the discretion to reduce the amount of an Award paid to the Participant based on such factors as it determines; provided, that no Award shall be increased above the amount that vests and becomes nonforfeitable based on the Company’s performance as set forth in this Section 5.

6.No Right to Continued Service. The granting of the PSUs evidenced hereby and this Agreement shall impose no obligation on the Company or any Affiliate to continue the Service of the Participant and shall not lessen or affect any right that the Company or any Affiliate may have to terminate the Service of the Participant.

7.No Rights as a Stockholder. The Participant shall have none of the rights of a Stockholder of the Company prior to the time the PSUs vest and are paid as Performance Shares.

8.Securities Laws; Certificates; Legends. The issuance and delivery of PSUs and Performance Shares shall comply with all applicable requirements of law, including without limitation the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder, state securities laws and regulations, and the regulations of any stock exchange or other securities market on which the Company’s securities may then be traded. If the Company deems it necessary to ensure that the issuance of PSUs and Performance Shares under the Plan is not required to be registered under any applicable securities laws, each Participant to whom such PSUs would be issued shall deliver to the Company an agreement or certificate containing such representations, warranties and covenants as the Company may request which satisfies such requirements. Unless otherwise determined by the Committee or required by any applicable law, rule or regulation, the Company shall not deliver to the participant certificates representing Performance Shares, and instead such Performance Shares shall be recorded in the books of the Company (or, as applicable, its transfer agent or Plan administrator). Any certificates

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representing Performance Shares and all Performance Shares issued pursuant to book entry procedures hereunder shall be subject to such stop transfer orders and other restrictions as the Committee may deem reasonably advisable, and the Committee may cause a legend or legends to be put on any such certificates or associated with any such book entry to make appropriate reference to such restrictions.

9.Transferability.

(a)Before Vesting. Prior to becoming fully vested and issuable as Performance Shares, the PSUs may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant other than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company and all Affiliates; provided, that the designation of a beneficiary for receipt of any PSUs shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance. No such permitted transfer of the PSUs to heirs or legatees of the Participant shall be effective to bind the Company unless the Committee shall have been furnished with written notice thereof and a copy of such evidence as the Committee may deem necessary to establish the validity of the transfer and the acceptance by the transferee or transferees of the terms and conditions hereof.

(b)Before and After Vesting. In addition to other restrictions imposed hereunder or otherwise by the Committee or by law, transferability of Performance Shares shall be subject to the SemGroup Corporation Executive Equity Ownership Policy.

10.Adjustment of PSUs or Performance Goals. Adjustments to the PSUs shall be made in accordance with Article 12 of the Plan. The Committee reserves the right to make adjustments to the Performance Goals as the Committee determines in good faith is appropriate to take into account the effect of: (i) any material transactions or extraordinary events during a Performance Period, (ii) any events during the relevant period outside of the ordinary course, (iii) with respect to the CAFD Performance Goal, any inclusion or exclusion of additional equity issuances or repurchases, as the case may be, which the Committee determines, at or following the time the issuance or repurchase is approved, are necessary or desirable to properly measure the CAFD, including, but not limited to, issuances of equity with respect to merger and acquisition activities of the Company, and (iv) any change in accounting standards used to calculate the Performance Goals. Any such adjustments shall be final, conclusive and binding on the Participant.

11.Definitions. The following terms shall have the meanings set forth below:

“Adjusted EBITDA” means consolidated earnings before interest, taxes, depreciation and amortization, adjusted for selected items that the Company believes impact the comparability of financial results between reporting periods.

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“Agreement” has the meaning set forth in the preamble hereof.
“Award Notice” has the meaning set forth in the preamble hereof.
“Cause” shall mean, with respect to the Participant, one or more of the following: (a) the plea of guilty or nolo contendere to, or conviction of, the commission of a felony offense, (b) any act of willful fraud, dishonesty or moral turpitude that causes a material harm to the Company or any Subsidiary or Affiliate, (c) gross negligence or gross misconduct with respect to the Company or any Subsidiary or Affiliate, (d) willful and deliberate failure to perform his or her employment duties in any material respect, or (e) breach of a material written employment policy of the Company or any Subsidiary or Affiliate; provided, however, that in the case of a Participant who has an employment agreement with the Company or any Subsidiary or Affiliate in which “Cause” is defined, “Cause” shall be determined in accordance with such definition.
“Certification Date” has the meaning set forth in Section 3 hereof.
“COC Performance Period” has the meaning set forth in Section 3 hereof.
“Company” has the meaning set forth in the preamble hereof.
“CAFD” or “Cash Available for Distributions Per Share” means Adjusted EBIDTA less cash interest expense, maintenance capital expenditures, and cash income taxes paid at the end of the applicable Performance Period; divided by the number of outstanding Shares at the end of the applicable Performance Period.
“CAFD Target Award” has the meaning set forth in Section 1 hererof.
“Disability” has the meaning set forth in the Company’s long-term disability plan.
Maximum Goal” means, as to either the TSR or CAFD performance level that the Company must achieve in order for two hundred percent (200%) of the TSR Target Award or the CAFD Target Award, as the case may be, to vest and become nonforfeitable.
“Peer Group” means the entities listed on Exhibit A attached hereto. A company that ceases to be publicly traded at any time prior to the end of the applicable Performance Period shall cease to qualify as a member of the Peer Group.
“Performance Goal” means, as to either the TSR or the CAFD, the Threshold Goal, the Target Goal and the Maximum Goal described under Section 5 hereof.
“Performance Period” has the meaning set forth in Section 3 hereof.
“Performance Share” has the meaning set forth in the second Recital hereof.
“Performance Share Units” or “PSUs” have the meaning set forth in the second Recital hereof.

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“Plan” has the meaning set forth in the first Recital hereof.
“Retirement” shall mean a termination of the Participant’s Service when (i) the Participant is age sixty-five (65) or older or (ii) the Participant is age fifty-nine and half (59 ½) or older but not yet age sixty-five (65) and has not less than five (5) full years of Service.
“Section 409A” has meaning set forth in Section 23 hereof.
“Target Award” has the meaning set forth in Section 1 hereof.
“Target Goal” means, as to either the TSR or CAFD performance level that the Company must achieve in order for one hundred percent (100%) of the TSR Target Award or the CAFD Target Award, as the case may be, to vest and become nonforfeitable.

“Three-Year Performance Period” has the meaning set forth in Section 3 hereof.

“Threshold Goal” means, as to either the minimum TSR or CAFD performance level that the Company must achieve in order for fifty percent (50%) of the TSR Target Award or the CAFD Target Award, as the case may be, to vest and become nonforfeitable.
“TSR” or “Total Shareholder Return” for the Company or any member of the Peer Group for the applicable Performance Period means, the percentage (to the third decimal place) derived from a fraction (a) the numerator of which is the change (positive or negative) in the average price of a share of the entity’s publicly-traded stock during the applicable Performance Period based on comparing the average closing price of such share for the twenty (20) trading days preceding the first trading day of the applicable Performance Period (the “Beginning Period”) with the average closing price of such share for the twenty (20) trading days ending on the last trading day of the applicable Performance Period, plus any dividends paid on the share during the Beginning Period or the applicable Performance Period, as the case may be (assuming such dividends are reinvested into additional shares of such stock as of the ex-dividend date of such dividend), and as further adjusted for splits in such stock during the Beginning Period or the applicable Performance Period, as the case may be, and (b) the denominator of which is the average closing price of the share for the Beginning Period, plus any dividends paid on the share during the Beginning Period (assuming such dividends are reinvested into additional shares of such stock as of the ex-dividend date of such dividend), and as further adjusted for splits in such stock during the Beginning Period.
“TSR Target Award” has the meaning set forth in Section 1 hereof.
12.Withholding.

(a)Participant’s Payment Obligation. The Participant agrees that (i) he or she will pay to the Company or any applicable Subsidiary, as the case may be, or make arrangements satisfactory to the Company or such Subsidiary for the payment of any foreign, federal, state, or local taxes of any kind required by law to be withheld by

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the Company or such Subsidiary with respect to the PSUs and the Performance Shares, and (ii) the Company, or such Subsidiary, shall, to the extent permitted by law, have the right to deduct from any payments of any kind otherwise due to the Participant any foreign, federal, state, or local taxes of any kind required by law to be withheld with respect to the PSUs and the Performance Shares.

(b)Withholding Performance Shares. With respect to withholding required upon the lapse of restrictions or upon any other taxable event arising as a result of the PSUs awarded and the Performance Shares issued, the Participant may elect, subject to the approval of the Committee, to satisfy the withholding requirement, in whole or in part, by having the Company or any applicable Subsidiary withhold Performance Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax which could be withheld on the transaction (or such other amount that will not cause adverse accounting consequences for the Company and is permitted under the Plan and applicable withholding rules promulgated by the Internal Revenue Service or other applicable governmental entity).  All such elections shall be irrevocable, made in writing, signed by the Participant, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

13.Notices. Any notification required by the terms of this Agreement shall be given in writing and shall be deemed effective upon personal delivery or within three (3) days of deposit with the United States Postal Service (or in the case of a non-U.S. Participant, the foreign postal service of the country in which the Participant resides), by registered or certified mail, with postage and fees prepaid. A notice shall be addressed to the Company, Attention: General Counsel, at its principal executive office and to the Participant at the address that he or she most recently provided to the Company.

14.Entire Agreement. This Agreement, the Award Notice and the Plan constitute the entire contract between the parties hereto with regard to the subject matter hereof. They supersede any other agreements, representations or understandings (whether oral or written and whether express or implied) which relate to the subject matter hereof.

15.Waiver. No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other or subsequent breach or condition whether of like or different nature.

16.Participant Undertaking. The Participant agrees to take whatever additional action and execute whatever additional documents the Company may deem necessary or advisable to carry out or effect one or more of the obligations or restrictions imposed on either the Participant or the PSUs pursuant to this Agreement.

17.Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and upon the Participant, the Participant’s assigns and the legal representatives, heirs and legatees of the

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Participant’s estate, whether or not any such person shall have become a party to this Agreement and agreed in writing to be joined herein and be bound by the terms hereof.

18.Choice of Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by the laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction.

SUBJECT TO THE TERMS OF THIS AGREEMENT, THE PARTIES AGREE THAT ANY AND ALL ACTIONS ARISING UNDER OR IN RESPECT OF THIS AGREEMENT SHALL BE LITIGATED IN THE FEDERAL OR STATE COURTS IN DELAWARE. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH PARTY IRREVOCABLY SUBMITS TO THE PERSONAL JURISDICTION OF SUCH COURTS FOR ITSELF, HIMSELF OR HERSELF AND IN RESPECT OF ITS, HIS OR HER PROPERTY WITH RESPECT TO SUCH ACTION. EACH PARTY AGREES THAT VENUE WOULD BE PROPER IN ANY OF SUCH COURTS, AND HEREBY WAIVES ANY OBJECTION THAT ANY SUCH COURT IS AN IMPROPER OR INCONVENIENT FORUM FOR THE RESOLUTION OF ANY SUCH ACTION.
EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.
19.Performance Shares Subject to the Plan. By entering into this Agreement the Participant agrees and acknowledges that the Participant has received and read a copy of the Plan. The Performance Shares are subject to the Plan. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail. The Participant has had the opportunity to retain counsel, and has read carefully, and understands, the provisions of the Plan, the Award Notice and this Agreement.

20.Amendment. The Committee may amend or alter this Agreement or the PSUs granted hereunder at any time; provided, that, subject to Article 10, Article 11 and Article 12 of the Plan, no such amendment or alteration shall be made without the consent of the Participant if such action would materially diminish any of the rights of the Participant under this Agreement or with respect to such PSUs and Performance Shares.

21.Severability. The provisions of this Agreement are severable, and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

22.Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

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23.No Guarantees Regarding Tax Treatment. Participants (or their beneficiaries) shall be responsible for all taxes with respect to the PSUs and Performance Shares. The Committee and the Company make no guarantees regarding the tax treatment of such PSUs or Performance Shares. Neither the Committee nor the Company has any obligation to take any action to prevent the assessment of any tax under Section 409A of the Code, including all regulations, guidance, compliance programs and other interpretative authority under such Section of the Code (“Section 409A”), under Section 457A of the Code, including all regulations, guidance, compliance programs and other interpretive authority under such Section of the Code, or otherwise, and none of the Company, any Subsidiary or Affiliate, or any of their employees or representatives shall have any liability to the Participant with respect thereto.

24.Compliance with Section 409A. The Company intends that the PSUs be structured in compliance with, or to satisfy an exemption from, Section 409A , such that there are no adverse tax consequences, interest, or penalties under Section 409A as a result of the PSUs. In the event the PSUs are subject to Section 409A, the Committee may, in its sole discretion, take the actions described in Section 11.1 of the Plan. Notwithstanding any contrary provision in the Plan or this Agreement, any payment(s) of nonqualified deferred compensation (within the meaning of Section 409A) that are otherwise required to be made under this Agreement to a “specified employee” (as defined under Section 409A) as a result of his or her separation from Service (other than a payment that is not subject to Section 409A) shall be delayed for the first six (6) months following such separation from Service (or, if earlier, the date of death of the specified employee) and shall instead be paid on the date that immediately follows the end of such six (6) month period or as soon as administratively practicable thereafter. A termination of Service shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that are considered nonqualified deferred compensation under Section 409A upon or following a termination of Service, unless such termination is also a “separation from service” within the meaning of Section 409A and the payment thereof prior to a “separation from service” would violate Section 409A. For purposes of any such provision of this Agreement relating to any such payments or benefits, references to a “termination,” “termination of Service” or like terms shall mean “separation from service.”

25.Forfeiture and Clawback. Notwithstanding any other provision of the Plan or this Agreement to the contrary, by signing this Agreement, the Participant acknowledges that any incentive-based compensation paid to the Participant hereunder may be subject to recovery by the Company under any clawback policy that the Company may adopt from time to time, including without limitation any policy that the Company may be required to adopt under Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules and regulations of the U.S. Securities and Exchange Commission thereunder or the requirements of any national securities exchange on which the Shares may be listed. The Participant further agrees to promptly return any such incentive-based compensation which the Company determines it is required to recover from the Participant under any such clawback policy.
[SIGNATURE REQUIRED ONLINE THROUGH COMPANY PROVIDED THIRD-PARTY VENDOR SERVICE]

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Exhibit A
TSR Peer Group